Exhibit 99.1

News Release	Corporate Communications	Phone: 952-351-3087
	MN01-1030	Fax: 952-351-3009
5050 Lincoln Drive
Edina, MN 55436

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve.wold@atk.com

ATK SECOND-QUARTER EARNINGS RISE 37 PERCENT TO $1.07 PER SHARE

SALES INCREASE 15 PERCENT TO $772 MILLION ON STRONG DEMAND FOR AMMUNITION, ROCKET MOTORS, PRECISION MUNITIONS

ORDERS UP 20 PERCENT OVER PRIOR YEAR PERIOD

STRONG OPERATING CASH FLOW HITS $109 MILLION

ATK RAISES CASH FLOW GUIDANCE FOR FY06

CURRENT YEAR SHARE REPURCHASES TOTAL APPROXIMATELY 950,000 SHARES

Minneapolis, November 2, 2005 – Alliant Techsystems (NYSE: ATK), reported a 37 percent increase in earnings per share for the second-quarter of fiscal year 2006.  Earnings per share were $1.07 versus 78 cents a year ago.

Sales for the second-quarter, which ended October 2, rose 15 percent to $772 million from $673 million a year ago.  Organic sales grew 11 percent.  Operating cash for the second quarter was $109 million versus $54 million a year ago.  Current year cash flow benefited from higher profits and improved working capital management.

Other second-quarter performance highlights:

•                  The company’s EBIT margin (earnings before interest and income taxes as a percent of sales) rose to 10.1 percent versus 9.1 percent a year ago, reflecting improved operating results across numerous business lines.

•                  Orders increased 20 percent to $656 million versus $548 million a year ago.

Earnings per share for the first six months of the fiscal year increased 36 percent to $2.06 from $1.51 a year ago.  Sales rose 16 percent to $1.53 billion versus $1.32 billion in the previous year.  Year-to-date operating cash is $116 million versus $28 million a year ago.

Since the beginning of the fiscal year, ATK has repurchased approximately 950,000 shares of its stock.  ATK is authorized to repurchase an additional 350,000 shares.

Operations Review

ATK Thiokol sales rose 15 percent to $243 million versus $211 million last year.  The increase reflects additional revenue from the Minuteman III propulsion replacement program, as well as increased demand for various flares and decoys used in support of ongoing operations in Iraq and Afghanistan.

Ammunition Group sales increased 12 percent to $252 million from $225 million in the previous year.  The growth reflects demand for small and medium-caliber ammunition.  To meet additional demand for small-caliber ammunition, ATK and the U.S. Army have implemented a modernization effort of the Lake City Army Ammunition Plant designed to increase its capacity to 1.5 billion rounds annually.  The company remains on track to complete the capacity expansion by March 2006.

Precision Systems Group sales rose 4 percent to $124 million from $119 million a year ago.  Advanced weapons such as the precision guided mortar munition (PGMM) and advanced anti-radiation guided missile (AARGM) contributed to the growth trend.  Both programs remain on schedule and on cost.

Sales in the Advanced Propulsion and Space Systems Group rose 35 percent to $116 million from $86 million a year ago.  The growth reflects new revenues from the acquisition of the PSI Group and increased sales in missile defense programs.

Recent business highlights:

•                  NASA’s September announcement to baseline ATK’s reusable solid rocket motors as the foundation for next-generation space exploration initiatives

•                  The consolidation of all fuze operations into ATK’s manufacturing center of excellence in West Virginia

•                  The signing of a strategic alliance with Nitrochemie to develop the North American market for advanced energetics

•                  $15 million contract to conduct additional air-breathing hypersonic research for NASA

•                  A contract to supply the British Royal Navy Type 23 Frigates with Bushmaster Mk44 gun systems

•                  Successful initial qualification of an Orbus 1A rocket motor for missile defense

•                  The 100th successful launch of a Delta II rocket using ATK GEM motors

•                  ATK’s Scathe View infrared and electro-optical sensor technology was used extensively by Air National Guard units to conduct search and rescue mission in the aftermath of Hurricane Katrina – it received very positive reviews from the air crews

FY06 Guidance

ATK continues to expect FY06 earnings per share in the range of $4.48 to $4.58 on sales of approximately $3.1 billion.  Cash flow from operations is expected to increase to approximately $240 million, up from previous guidance of $230 million.  The company expects capital expenditures to remain steady at approximately $70 million.

ATK is a $3.1 billion advanced weapon and space systems company employing approximately 14,500 people in 23 states.   News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; the terms and timing of awards and contracts; and economic conditions.  ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and ATK’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Webcast Information:  ATK will webcast its investor conference call on FY06 second-quarter results and the financial outlook at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is (719) 457-0820, and the confirmation code is 1096146.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		SIX MONTHS ENDED
(In thousands except per share data)	October 2, 2005	October 3, 2004	October 2, 2005	October 3, 2004

Sales	$772,092	$673,050	$1,529,084	$1,317,445
Cost of sales	621,647	552,159	1,245,236	1,082,933
Gross profit	150,445	120,891	283,848	234,512
Operating expenses:
Research and development	14,196	7,698	24,077	13,229
Selling	19,309	16,085	37,285	35,262
General and administrative	38,676	35,662	74,041	66,236
Total operating expenses	72,181	59,445	135,403	114,727
Income before interest, income taxes, and minority interest	78,264	61,446	148,445	119,785
Interest expense	(17,044)	(15,549)	(34,514)	(30,532)
Interest income	241	388	368	483
Income before income taxes and minority interest	61,461	46,285	114,299	89,736
Income tax provision	21,207	16,369	36,716	32,120
Income before minority interest	40,254	29,916	77,583	57,616
Minority interest, net of income taxes	102	18	211	144
Net income	$40,152	$29,898	$77,372	$57,472

Earnings per share:
Basic	$1.08	$0.80	$2.09	$1.53
Diluted	1.07	0.78	2.06	1.51

Average number of common shares	37,027	37,590	37,026	37,507
Average number of common and dilutive shares	37,646	38,094	37,625	38,076

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	October 2, 2005	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$37,820	$12,772
Net receivables	608,318	626,711
Net inventories	142,644	125,190
Deferred income tax asset	29,066	30,754
Other current assets	35,711	37,987
Total current assets	853,559	833,414
Net property, plant, and equipment	441,477	456,310
Goodwill	1,167,649	1,154,406
Prepaid and intangible pension assets	364,284	362,158
Deferred charges and other non-current assets	189,501	209,522
Total assets	$3,016,470	$3,015,810
Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdrafts		$6,092
Current portion of long-term debt	$27,000	2,692
Accounts payable	86,994	147,286
Contract advances and allowances	44,961	31,717
Accrued compensation	106,574	107,509
Accrued income taxes	36,075	—
Other accrued liabilities	140,707	136,444
Total current liabilities	442,311	431,740
Long-term debt	1,099,727	1,131,353
Deferred income tax liability	9,442	8,279
Postretirement and postemployment benefits liability	202,415	209,893
Accrued pension liability	409,042	409,042
Other long-term liabilities	137,999	139,144
Total liabilities	2,300,936	2,329,451
Commitments and contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 36,646,605 shares at October 2, 2005 and 37,248,241 at March 31, 2005	416	416
Additional paid-in-capital	444,130	449,883
Retained earnings	852,011	774,639
Unearned compensation	(2,136)	(1,674)
Accumulated other comprehensive loss	(253,148)	(259,590)
Common stock in treasury, at cost, 4,910,493 shares held at
October 2, 2005 and 4,308,857 at March 31, 2005	(325,739)	(277,315)
Total stockholders’ equity	715,534	686,359
Total liabilities and stockholders’ equity	$3,016,470	$3,015,810

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED
(In thousands)	October 2, 2005	October 3, 2004

Operating activities
Net income	$77,372	$57,472
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	34,137	32,949
Amortization of intangible assets and unearned compensation	6,962	4,667
Deferred income tax	6,762	(1,604)
Loss on disposal of property	266	2,102
Minority interest, net of income taxes	211	144
Changes in assets and liabilities:
Net receivables	16,814	(65,570)
Net inventories	(20,227)	13,411
Accounts payable	(60,292)	(40,332)
Contract advances and allowances	13,244	(12,275)
Accrued compensation	900	(34,018)
Accrued income taxes	36,318	42,327
Accrued environmental	(1,174)	138
Pension and postretirement benefits	(9,604)	10,858
Other assets and liabilities	14,662	17,582
Cash provided by operating activities	116,351	27,851
Investing activities
Capital expenditures	(20,430)	(24,603)
Acquisition of business	—	(164,198)
Proceeds from the disposition of property, plant, and equipment	1,371	289
Cash used for investing activities	(19,059)	(188,512)
Financing activities
Change in cash overdrafts	(6,092)	—
Payments made on bank debt	(280,053)	(2,000)
Proceeds from issuance of long-term debt	270,000	200,000
Payments made for debt issue costs	(699)	(5,567)
Net purchase of treasury shares	(69,908)	(25,988)
Proceeds from employee stock compensation plans	14,508	18,333
Cash (used for) provided by financing activities	(72,244)	184,778
Increase in cash and cash equivalents	25,048	24,117
Cash and cash equivalents - beginning of period	12,772	24,306
Cash and cash equivalents - end of period	$37,820	$48,423

Net Sales and Income before Interest, Income Taxes, and Minority Interest by Segment

(Dollars in Millions)

Net Sales:

	Quarters Ended				Six Months Ended
	Oct 2, 2005	Oct 3, 2004	$ Change	% Change	Oct 2, 2005	Oct 3, 2004	$ Change	% Change

ATK Thiokol	$242.8	$211.0	$31.8	15.1%	$473.5	$419.0	$54.5	13.0%
Ammunition	252.0	224.5	27.5	12.2%	499.0	424.1	74.9	17.7%
Precision Systems	123.7	118.6	5.1	4.3%	251.3	230.6	20.7	9.0%
Advanced Propulsion and Space Systems	116.0	85.7	30.3	35.4%	226.7	163.6	63.1	38.6%
Other	37.6	33.3	4.3	12.9%	78.6	80.1	(1.5)	(1.9)%
Total sales	$772.1	$673.1	$99.0	14.7%	$1,529.1	$1,317.4	$211.7	16.1%

Income before Interest, Income Taxes, and Minority Interest:

	Quarters Ended				Six Months Ended
	Oct 2, 2005	As a % of Sales	Oct 3, 2004	As a % of Sales	Oct 2, 2005	As a % of Sales	Oct 3, 2004	As a % of Sales

ATK Thiokol	$34.5	14.0%	$27.4	12.9%	$66.6	13.9%	$60.3	14.3%
Ammunition	23.9	9.4%	21.6	9.5%	44.4	8.8%	34.4	8.0%
Precision Systems	10.1	7.6%	11.0	8.9%	19.5	7.3%	22.4	9.3%
Advanced Propulsion and Space Systems	13.1	9.8%	8.2	8.6%	25.0	9.7%	9.7	5.3%
Corporate and other	(3.3)		(6.8)		(7.1)		(7.0)
Total	$78.3	10.1%	$61.4	9.1%	$148.4	9.7%	$119.8	9.1%